Exhibit 10.11

TRUE RELIGION APPAREL, INC.

BOARD OF DIRECTORS COMPENSATION

The following table sets forth the Company’s current compensation arrangements with its non-employee directors.

Annual Retainer:	$25,000 per calendar quarter ($100,000 annually)

Committee Chairs:	Board Lead Director — Annual Retainer of $100,000 Audit Committee—Annual Retainer of $15,000 Compensation Committee—Annual Retainer of $15,000

Restricted Stock Grant:	Annual grant of restricted shares with an aggregate market value of $135,000 on the date of grant, to vest in three equal annual installments on the anniversary of the grant date.